Exhibit 10.41

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 3rd day of June 2008, by and between LOCAL MATTERS, INC. (the “Company”), and ALISON KANE (“Employee”) (collectively, the “Parties”).

WHEREAS, the Company wishes to employ Employee and to assure itself of the continued services of Employee on the terms set forth herein; and

WHEREAS, Employee wishes to be so employed under the terms set forth herein; and

WHEREAS, the Parties intend that this Agreement shall supersede and replace any similar agreements that presently exist or may have previously existed between the Parties, whether written or oral, regarding the terms of Employee’s employment with the Company, including the offer letter, dated December 20, 2007, between the Company and Employee.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the Parties hereto as follows:

1.                                      EMPLOYMENT.  Employee shall serve the Company in the capacity of Executive Vice President, Online Media.

2.                                      AT-WILL EMPLOYMENT.  Except as expressly provided herein, it is understood and agreed by the Company and Employee that (i) this Agreement does not contain any promise or representation concerning the duration of Employee’s employment with the Company and (ii) Employee’s employment with the Company is at-will and may be altered or terminated by either Employee or the Company at any time, with or without cause and/or with or without notice.  The nature, terms or conditions of Employee’s employment with the Company cannot be changed by any oral representation, custom, habit or practice, or any other writing.  In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control.  This at-will status cannot be altered except in writing signed by Employee and the Chief Executive Officer of the Company.

3.                                      DUTIES.  As Executive Vice President, Online Media, Employee will be responsible for all aspects of the business performance of the Company’s Media Technology Solutions and Local Media Publishing lines of business.  In this position, Employee will assume full accountability for profit and loss within these lines of business.  Employee will report to the Company’s Chief Executive Officer, Perry Evans.  Employee shall perform services under this Agreement primarily at the Denver office of the Company, and from time to time at such other locations as is necessary to perform the duties of Executive Vice President, Online Media under this Agreement.  As an exempt salaried employee, Employee will be expected to work additional hours as required by the nature of Employee’s work assignment and will not be eligible to receive overtime pay.  Employee’s responsibilities, working conditions and duties may be changed, added to or eliminated during Employee’s employment at the sole discretion of the

Company.  During Employee’s employment with the Company, Employee shall devote Employee’s best efforts and Employee’s full business time, skill and attention to the performance of Employee’s duties on behalf of the Company.

4.                                      POLICIES AND PROCEDURES.  Employee agree that Employee is subject to and will comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement.  Employee further agrees and acknowledges that any written or oral policies and procedures of the Company do not constitute contracts between the Company and Employee.

5.                                      COMPENSATION.  For all services rendered and to be rendered hereunder, the Company agrees to pay to Employee, and Employee agrees to accept a salary of $260,000.00 per annum (“Base Salary”) which will be paid periodically in accordance with normal Company payroll practices and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with Employee.  Employee’s Base Salary shall be subject to annual review by the Company.

6.                                      BONUS.  Employee may be eligible to receive an annual performance bonus of up to 40% of Employee’s Base Salary (“Bonus”) based upon Employee’s achievements of certain milestones and performance objectives established by the Company (“Executive Incentive Bonus Plan”).  Employee must remain employed with the Company throughout the applicable bonus year and on date bonuses are paid in order to be eligible for any bonus.  The Company’s Board of Directors (or a committee thereof), in its sole discretion, shall determine the extent to which Employee has achieved the performance targets upon which Employee’s Bonus is based, and the amount of Bonus to be paid to Employee, if any.  The Company currently expects that the achievement of 100% of the performance goals would result in a bonus of 25% of Employee’s Base Salary, with significant over-performance resulting in the payout of the full 40% of Employee’s Base Salary.  Bonuses are not earned until they are approved in writing by the Company.

7.                                      RESTRICTED STOCK GRANT.

(a)                                  Initial Grant.  Subject to approval by the Board of Directors, the Company shall grant Employee a restricted stock grant in the amount of 250,000 shares of the Company’s common stock (the “Initial Grant”).  The Initial Grant will vest over 36 months, with 1/3 vesting upon the first anniversary and the remainder vesting over the remaining 24 months, provided Employee remains a full time employee of the Company at the time of any vesting event.  The Initial Grant shall be subject to the terms and conditions of the Company’s 2004 Equity Incentive Plan (the “Plan”), the Company’s form restricted stock grant notice and other customary documents.  The Initial Grant shall be adjusted for stock splits, stock dividends and the like.

(b)                                  Performance Grant.  Subject to approval by the Board of Directors, Employee shall be eligible to earn an additional number of shares of common stock in the amount of up to 300,000 shares (the “Performance Grant”).  The Performance Grant shall be made, if at all, based on the achievement of goals for 2008, 2009 and 2010, as established by the

Chief Executive Officer and approved by the Board of Directors (or a committee thereof).  Employee will be eligible to earn a maximum of 100,000 shares based on the achievement of performance goals for 2008, 125,000 shares for 2009, and 150,000 shares for 2010 (up to the maximum amount of 300,000 shares).  Shares not earned in 2008 or 2009 shall remain eligible to be earned in subsequent years based on overperformance.  Employee must remain a full time employee of the Company upon the date the degree to which Employee has met the applicable performance goals for a certain year in order for such grant to occur.  The Performance Grant shall be subject to the terms and conditions of the Plan, the Company’s form restricted stock grant notice and other customary documents. The Performance Grant shall be adjusted for stock splits, stock dividends and the like.

(c)                                  IPO Contingency.  The parties acknowledge and agree that, in the event that the Company has not effected its initial public offering of securities pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, as amended, as of December 31, 2008, the Initial Grant and the Performance Grant shall be rescinded and of no force or effect, and the parties shall negotiate in good faith to reach a mutually agreeable compensation program in replacement of the Initial Grant and the Performance Grant.

8.                                      OTHER BENEFITS.  While employed by the Company as provided herein:

(a)                                  Employee’s Benefits.  Employee shall be entitled to all benefits to which other Executive Vice Presidents are entitled, on terms comparable thereto, which may be maintained by the Company for the benefit of its executives.  The Company reserves the right to alter and amend the benefits received by Employee from time to time at the Company’s discretion.

(b)                                  Expense Reimbursement.  Employee shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by Employee in connection with the performance of Employee’s duties hereunder, according to the policies of the Company.

(c)                                  Paid Time Off.  Employee will be entitled to twenty-five (25) days of PTO during Employee’s first four years of employment with the Company, Twenty-seven (27) days during years five through eight, and thirty (30) days each year thereafter, which will accrue in bi-monthly increments.  The maximum number of PTO days that Employee will be allowed to accrue and carry over to the next year is one hundred-sixty (160) hours of PTO from the prior year.

9.                                      CONFIDENTIAL INFORMATION, RIGHTS AND DUTIES.

(a)                                  Proprietary Information, Non-Competition and Non-Solicitation.  Employee will be required as a condition of employment to sign and abide by the Company’s Proprietary Information and Inventions Assignment Agreement (the “Proprietary Information Agreement”), in the form attached hereto as Exhibit A.

(b)                                  Exclusive Property.  Employee agrees that all Company-related business procured by Employee, and all Company-related business opportunities and plans made known to Employee while employed by the Company, are and shall remain the permanent and exclusive property of the Company.

10.                               TERMINATION.  Employee and the Company each acknowledge that either party has the right to terminate Employee’s employment with the Company at any time for any reason whatsoever, with or with out cause or advance notice pursuant to and in accordance with the following:

(a)                                  Termination by Death or Disability.  Subject to applicable state or federal law, in the event Employee shall die during the period of Employee’s employment hereunder or become permanently disabled, as evidenced by notice to the Company and Employee’ inability to carry out Employee’s job responsibilities for a continuous period of more than three months, Employee’s employment and the Company’s obligation to make payments hereunder shall terminate on the date of Employee’s death, or the date upon which, in the reasonable determination of the Board of Directors, Employee has become permanently disabled, except the Company shall pay Employee (or Employee’s estate) any salary earned but unpaid prior to such termination, any benefits accrued prior to such termination, all accrued but unused paid time off, and any business expenses referred to in paragraph 8(b) that were incurred but not reimbursed as of the date of such termination.  Vesting of the Initial Grant and the Performance Grant shall cease on the date of termination.

(b)                                  Voluntary Resignation.  In the event Employee voluntarily terminates Employee’s employment with the Company, the Company’s obligation to make payments hereunder shall cease upon such termination, except the Company shall pay Employee any salary earned but unpaid prior to such termination, any benefits accrued prior to such termination, all accrued but unused paid time off, and any business expenses referred to in paragraph 8(b) that were incurred but not reimbursed as of the date of such termination.  Vesting of the Initial Grant and the Performance Grant shall cease on the date of termination.

(c)                                  Termination for Cause.  In the event Employee is terminated by the Company for Cause (as defined below), the Company’s obligation to make payments hereunder shall cease upon the date of receipt by Employee of written notice of such termination (the “Termination Date”), except the Company shall pay Employee any salary earned but unpaid prior to the Termination Date, any benefits accrued prior to such termination, all accrued but unused personal time and any business expenses referred to in paragraph 8(b) that were incurred but not reimbursed as of the date of termination.  Vesting of the Initial Grant and the Performance Grant shall cease on the date of termination.  For purposes of this Agreement, “Cause” shall mean any of the following:  (i) conviction of any felony or any crime involving dishonesty or moral turpitude; (ii) participation in any fraud against the Company or other dishonesty which is not the result of an innocent or inadvertent mistake by Employee with respect to the Company; (iii) Employee’s continued willful violation of Employee’s obligations to the Company after there has been delivered to Employee a written demand for performance from the Board of Directors which describes the basis for the Board of Directors’ belief that Employee has not substantially satisfied Employee’s obligations to the Company; (iv) Employee’s violation or breach of any material written Company policy, agreement with the Company, or any statutory or fiduciary duty to the Company, provided however, that if in the Company’s sole determination such a violation or breach is capable of cure, the Company shall provide to

Employee a written notification of such violation or breach and reasonable opportunity to cure such violation or breach; or (v) materially damaging or misappropriating or attempting to materially damage or misappropriate any property, including intellectual property, of the Company.

(d)                                  Termination by the Company without Cause.  The Company will have the right to terminate Employee’s employment with Company at any time without Cause.  In the event Employee is terminated without Cause and upon the execution of a release by Employee in the form attached hereto as Exhibit B (“Release”) and written acknowledgment of Employee’s continuing obligations under the Proprietary Information Agreement, Employee shall be entitled to receive the equivalent of (i) nine (9) month of Employee’s Base Salary as in effect immediately prior to the termination date, with respect to a termination during the first year of employment, and (ii) six (6) months of Employee’s Base Salary as in effect immediately prior to the termination date, with respect to a termination following the first year of employment, with all amounts paid on the same basis and at the same time as previously paid and subject to payroll tax withholdings and deductions.  In addition, upon execution of a Release by Employee, fifty (50%) percent of the then-unvested shares of common stock subject to Employee’s Initial Grant shall immediately become vested. Provided that Employee timely elects continuation of Employee’s health insurance pursuant to COBRA, the Company shall also reimburse Employee for the cost of COBRA premiums to be paid in order for Employee to maintain medical insurance coverage that is substantially equivalent to that which Employee received immediately prior to the termination for a period of six (6) months (the salary continuation and COBRA reimbursement are collectively referred to as the “Severance Benefits”).

(e)                                  Special Circumstance Termination Right.  During the first twelve (12) months of Employee’s employment with the Company, if (i) the Company hires a Chief Operating Officer or President, and (ii) in connection with such hire, the Company materially reduces Employee’s responsibilities or compensation as described herein, such event shall be deemed a material breach of this Agreement and Employee shall have the right to terminate her employment with the Company upon not less than sixty (60) days notice.  In such event, and upon the execution of a Release and written acknowledgment of Employee’s continuing obligations under the Proprietary Information Agreement, Employee shall be entitled to receive the equivalent of nine (9) months of Employee’s Base Salary as in effect immediately prior to the termination date, and 83,325 shares of the Initial Grant shall immediately become vested upon such termination date; provided, however, that (x) prior to your termination pursuant to this Section 10(e), you must give written notice to the Company of your intent to resign pursuant to this Section 10(e), and the applicable circumstances giving rise to your right to resign pursuant to this Section 10(e) must remain uncorrected for thirty (30) days following such written notice, and (y) in no event will a termination of employment by you be considered to require payments or other consideration pursuant to this Section 10(e) if such termination occurs more than sixty (60) days after the date such reduction, relocation or modification occurs.

11.                               CHANGE IN CONTROL BENEFITS.  If within the twelve (12) months immediately following a Change in Control:  (i) Employee is involuntarily terminated by the Company (or its successor entity) other than for Cause; or (ii) Employee voluntarily terminates Employee’s employment with the Company (or its successor entity) for Good Reason (either constituting a “Change of Control Termination”), and in each case Employee signs a Release and written acknowledgment of Employee’s continuing obligations under the Proprietary Information Agreement, such event shall be deemed to be a material breach of this Agreement, and Employee shall be entitled to the Severance Benefits set forth in paragraph 10(d) (with the duration of the severance benefit based on whether the Change of Control Termination occurs during the first year of Employee’s employment or thereafter).  In the event that the Executive’s employment is terminated by Employer pursuant to Section 11(a) hereof or by Executive pursuant to 11(b) hereof within twelve (12) months following a Change of Control (as defined in Section 11(a) and (b), then all restricted stock theretofore granted to Executive pursuant to the Initial Grant shall vest immediately upon the occurrence of such event.

(a)                                  Definition of Change of Control.  For purposes of this Agreement, “Change of Control” of the Company is defined as any of the following:  (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than holder of capital stock of the Company as of the date hereof, or one or more affiliates thereof, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of previously outstanding securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (provided, however, that under no circumstance shall the issuance of equity securities in bona fide financing transactions be deemed to constitute a Change of Control); or (ii) the closing of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

(b)                                  Definition of Good Reason.  For purposes of this Agreement, “Good Reason” shall mean that the Company or its successor persists in any of the following: (i) a significant reduction in Employee’s duties, position, or responsibilities in effect immediately prior to such reduction, (ii) a material reduction in Employee’s base salary relative to the salary in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of benefits to which Employee is entitled immediately prior to such reduction with the result that Employee’s overall benefits package is significantly reduced; or (iv) without Employee’s express written consent, Employee’s relocation to a facility or a location more than fifty (50) miles from his then current location; provided, however, that (x) prior to your termination for Good Reason, you must give written notice to the Company or its successor of the specific reduction, relocation or modification that resulted in Good Reason and, in respect of circumstances capable of cure, such reduction, relocation or modification must remain uncorrected for 30 days following such written notice, and (y) in no event will a termination of employment by you be considered to be for Good Reason if such termination occurs more than 60 days after the date such reduction, relocation or modification occurs.

12.                               MISCELLANEOUS.

(a)                                  409(A) Savings.   Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that the Severance constitutes “deferred compensation” under Section 409A of the Internal Revenue Code (together, with any state law of similar effect, “Section 409A”) and if you are a “specified employee” of the Company or any successor entity thereto as of such time, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance payments called for by Sections 10(d) or (e) or Section 11 (or any portion thereof) shall be delayed as follows:  on the earliest to occur of (i) the date that is six months and one day after the termination date or (ii) the date of your death (such earliest date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to you a lump sum amount equal to the sum of the severance payments that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance had not been delayed pursuant to this paragraph and (B) commence paying the balance of the severance pay, if applicable, in accordance with the payment schedule set forth above.  It is intended that each installment of the severance pay provided for in this Agreement is a separate “payment” for purposes of Section 409A.  For the avoidance of doubt, it is intended that payment of the severance pay shall satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii).

(b)                                  Taxes.  Employee agrees to be responsible for the payment of any taxes due on any and all compensation (other than the Company’s portion of any payroll taxes or other withholdings), stock option, or benefit provided by the Company pursuant to this Agreement.  Employee agrees to indemnify the Company and hold the Company harmless from any and all claims or penalties asserted against the Company for any failure to pay taxes due on any compensation, stock option, or benefit provided by the Company pursuant to this Agreement.  Employee expressly acknowledges that the Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Company to Employee pursuant to this Agreement.

(c)                                  Modification/Waiver.  This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance.  Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect Employee’s or its right at a later time to enforce the same.  No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.

(d)                                  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of any successor or assignee of the business of the Company.  This Agreement shall not be assignable by you.

(e)                                  Notices.  All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at Employee’s or its address as set forth herein, or at any other address hereafter furnished by notice given in like manner.  Employee promptly shall notify Company of any change in Employee’s address.  Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.

(f)                                    Governing Law; Personal Jurisdiction and Venue.  This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of Colorado as such laws are applied to agreements between Colorado residents entered into and performed entirely in Colorado.  The Parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in Colorado and agree to Colorado court’s exercise of personal jurisdiction.

(g)                                 Entire Agreement.  This Agreement together with the Exhibits A and B attached hereto sets forth the entire agreement and understanding of the parties hereto with regard to Employee’s employment by the Company and supersede any and all prior term sheets, agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof.  No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(h)                                 IRCA.  Employee’s employment is conditioned on Employee’s ability to document Employee’s identity and authorization to work in the U.S. pursuant to the Immigration Reform Control Act of 1986 (“IRCA”).  Pursuant to the IRCA, Employee agrees to permit the Company to inspect original documents that establish that Employee is authorized to work in the U.S.

(i)                                    Agents.  Employee represents and warrants that Employee has not incurred any liability for any employment agency or finders fees or commissions, or the like, in connection with the employment contemplated herein.  Employee hereby agree to indemnify and hold the Company harmless from and against and in respect of any claim for employment agency or finders fees or commissions or the like relating to the employment contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LOCAL MATTERS, INC.

By:	/s/ Perry Evans
Perry Evans
Chief Executive Officer

ACKNOWLEDGEMENT

I HAVE READ, UNDERSTAND AND AGREE
TO THE FOREGOING TERMS.

/s/ Alison Kane
ALISON KANE

June 3, 2008
Date

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

EXHIBIT B

RELEASE

In exchange for the consideration provided to me by this Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions related to my employment with the Company or the termination of that employment (except any claim for the payment of benefits or other amounts that have accrued and are or may be payable under any plan, policy, program, arrangement or agreement maintained by the Company, including any amount payable to me under Section 8(d) of that certain letter dated October 14, 2005, or for any continuation coverage under the Company’s group health plan to which I may be entitled as a matter of law), including, but not limited to: (1) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (2) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (3) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (4) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the Colorado Civil Rights Act (as amended).

ADEA Waiver and Release.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended.  I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised that I have the right to consult with an attorney prior to executing this Agreement; (c) I have been given twenty-one (21) days to consider this Agreement; (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”). The parties acknowledge and agree that revocation by Employee of the ADEA Waiver and Release is not effective to revoke Employee’s waiver or release of any other claims pursuant to this Agreement.

By:	Date: